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Exhibit 10.16

EMPLOYMENT AGREEMENT

AGREEMENT made April 24, 2007, among TravelCenters of America LLC, a Delaware limited liability company (the "Company"), TravelCenters of America Holding Company LLC (successor to TravelCenters of America, Inc., "Holding"), TA Operating LLC (successor to TA Operating Corporation, "Operating" and together with Holding, "Employers") and Steven C. Lee ("Lee").

RECITAL

Lee and the Employers, each a subsidiary of the Company, are parties to an Employment Agreement dated January 1, 2006 (the "Employment Agreement"). Lee and the Employers desire to terminate the Employment Agreement. Lee desires to be relieved of his responsibilities as an executive officer of the Company and of the Employers. Lee and the Employers desire that Lee continue his full time employment for a further three months.

        NOW, THEREFORE, the parties covenant and agree as follows:

        Section 1.    Employment Agreement.    Effective the date of this Agreement, the Employment Agreement, and all rights and obligations of each of Lee and the Employers thereunder, are terminated, without recourse of either the Employers or Lee to the other thereunder and the termination shall constitute a complete release, the intent of Lee and the Employers being to substitute this Agreement therefor.

        Section 2.    Resignation.    By execution of this Agreement, Lee hereby resigns as Senior Vice President and General Counsel of the Company and of each of the Company's subsidiaries, effective April 30, 2007.

        Section 3.    Duties.    From the date of this Agreement through July 31, 2007 (the "Employment Period"), Lee will continue to devote his full working time and energies to the business and affairs of the Company and its subsidiaries (the "Employment Period"). During the Employment Period Lee shall have such duties and perform such tasks associated with transitioning his responsibilities and such other duties and tasks for the Company and its subsidiaries as are reasonably assigned to him from time to time by the President and Chief Executive Officer of the Company.

        Section 4.    Compensation.    During the Employment Period, Lee will continue to receive his Base Salary (defined in the Employment Agreement) in effect as of the date of this Agreement and all Additional Benefits described in Sections 4.1 through 4.3 of the Employment Agreement. At the expiration of the Employment Period, the Employers will provide separate written notification of Lee's rights under COBRA to continue participation in the Employers' group health plan and Lee's eligibility to participate in any of the Employers' other benefit plans or to receive any Additional Benefits described in Sections 4.1 through 4.3 of the Employment Agreement will end at the expiration of the Employment Period provided that if Lee (and/or his spouse and/or dependents) properly elect continued medical COBRA coverage, the Employers and Lee (and/or his spouse and/or dependents) shall each pay their same portions of the premiums for such medical coverage as if Lee had remained in the employ of the Employers provided the obligation of the Employers under this sentence shall cease on January 31, 2011; thereafter, if continued medical coverage is available under the Employers' group health plans without additional cost to the Employers, Lee (and/or his spouse and/or dependents) may continue to participate so long as each pays the full premium for such medical coverage. On July 31, 2007, in consideration of his Covenants in Section 5, the Employers will pay Lee $1,399,200 (which is agreed to be an aggregate amount equal to 2.75 times Base Salary (of $300,000) plus 3 times the Target Bonus (defined in the Employment Agreement) (of $195,000), each as in effect on the date of this Agreement, less an aggregate amount equal to $10,800. On December 31, 2007, Holding will pay Lee $150,000 in full satisfaction of Holding's obligations to Lee under that certain letter agreement between Lee and Holding dated July 28, 2006. All payments to Lee under this Agreement shall be reduced by withholdings required by law.

        Section 5.    Covenants.    Lee acknowledges that (i) the Company and its subsidiaries are engaged in the business of operating a travel center and truckstop network, with facilities that provide motor fuel pumping along with one or more of the following services: truck care and repair services, fast food restaurants, a full-service restaurant, a convenience store, showers, laundry facilities, telephones, recreation rooms, truck weighing scales and other compatible business services approved by the Company (the "Business"); (ii) Lee's work for the Business has given him, and will continue to give him, trade secrets of, and confidential and/or proprietary information concerning, the Business; (iii) the agreements and covenants contained in this Section 5 are essential to protect the Business and the goodwill associated with it. Accordingly, Lee covenants and agrees as follows:

        (a)    Confidential Information.    During the Employment Period and at any time thereafter, Lee shall not (i) disclose to any person not employed by the Company or a subsidiary, or not engaged to render services to the Company or a subsidiary or (ii) use for the benefit of himself or others, any confidential information of the Company, any of the Company's subsidiaries or of the Business obtained by him, including, without limitation, "know-how," trade secrets, details of customers', suppliers', manufacturers' or distributors' contracts with the Company or any of the Company's subsidiaries, pricing policies, financial data, operational methods, marketing and sales information, marketing plans or strategies, product development techniques or plans, plans to enter into any contract with any person or any strategies relating thereto, technical processes, designs and design projects, and other proprietary information of the Company, the Company's subsidiaries or of the Business or the business of any of the Company's Subsidiaries; provided, however, that this provision shall not preclude Lee from (a) making any disclosure required by law or court order or (b) using or disclosing information (i) known generally to the public (other than information known generally to the public as a result of a violation of this Section 5(a) by Lee), (ii) acquired by Lee independently of his affiliation with the Company or any of the Company's subsidiaries, or (iii) of a general nature (that is, not related specifically to the Business) that ordinarily would be learned, developed or obtained by individuals similarly active and/or employed in similar capacities by other companies in the same Business as the Company or any of the Company's subsidiaries. Lee agrees that all confidential information of the Company or any of the Company's subsidiaries shall remain the Company's or the Company's subsidiaries, as the case may be, promptly upon the termination of Lee's employment with the Company or at any other time on request. The covenants contained in this Section 5(a) shall survive any termination of this Agreement.

        (b)    Nonsolicitation by Restricted Persons.    From the date hereof through [April 30, 2010], Lee shall not, directly or indirectly, (a) solicit any employee to leave the employment of the Company or the employment of any of the Company's subsidiaries or (b) hire any employee, other than Timothy Doane or James George, who has left the employ of the Company or the employ of any of the Company's subsidiaries within six (6) months after termination of such employee's employment with the Company or such employee's employment with any of the Company's subsidiaries, as the case may be (unless such employee was discharged by the Company without cause). The covenants contained in this Section 5(b) shall survive any termination of this Agreement.

        (c)    Cooperation.    From and after the date hereof, Lee shall reasonably cooperate with the Company and its subsidiaries with respect to all matters arising during or related to his employment, including all matters (formal or informal) in connection with any government investigation, internal Company investigation, litigation (potential or ongoing), regulatory or other proceeding which may have arisen or which may hereafter arise. The Company will reimburse Lee for all out-of -pocket expenses (not including lost time or opportunity), and will provide appropriate legal representation in a manner determined by the Company and reasonably acceptable to Lee.

        Section 6.    Rights and Remedies upon Breach of Covenants.

        (a)   If Lee breaches, or threatens to commit a breach of, any of the provisions of Section 5 (the "Restrictive Covenants"), the Company shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company, that such injury shall be presumed and need not be proven, and that money damages will not provide an adequate remedy to the Company. Such rights and remedies shall be independent of the others and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

        (b)   Lee acknowledges and agrees that the Restrictive Covenants are reasonable and valid in temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect to the greatest extent possible, without regard to the invalid portions.

        (c)   If any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the scope, such court shall have the power to reduce the duration or scope of such provision and, in its reduced form, such provision shall be enforceable and shall be enforced to the greatest extent possible.

        (d)   The provisions of this Section 6 shall survive any termination of this Agreement.

        Section 7.    Assignment.    In the event that the Company shall be merged with, or consolidated into, any other person or entity, or in the event that it shall sell and transfer substantially all of its assets to another person or entity, the terms of this Agreement shall inure to the benefit of, and be assumed by, the person or entity resulting from such merger or consolidation, or to which the Company's assets shall be sold and transferred. This Agreement shall not be assignable by Lee.

        Section 8.    Governing Law.    This Agreement will be governed by the laws of State of Ohio without regard to conflicts of laws principles that might lead to the application of the laws of another jurisdiction.

        Section 9.    Jurisdiction: Service of Process.    Except as otherwise provided in Section 14, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the state courts of Ohio or in the United States District Court in Cleveland, Ohio and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

        Section 10.    Hold Harmless and Indemnity.    Holding will indemnify and hold harmless Lee as provided in Section 6.07 of the Agreement and Plan of Merger among TravelCenters of America, Inc., Hospitality Properties Trust, HPT TA Merger Sub Inc. and Oak Hill Capital Partners, L.P. dated September 15, 2006 and acknowledges he is a "Covered Party" as defined therein. The Company and the Employers will indemnify and hold harmless Lee in connection with matters arising out of his having been an officer of the Company, the Employers or any of their subsidiaries as provided their respective limited liability company agreements as in effect on the date hereof; additionally Lee has been designated an "Indemnitee" under the Company's limited liability company agreement with respect to matters arising out of his services under this Agreement. If the Internal Revenue Service assesses interest and an additional tax under Section 409A(1)(B) of the Internal Revenue Code of 1986, as amended, with respect to amounts paid under Section 4 of this Agreement, the Employers will pay Lee an amount equal to 125% of the interest and additional tax assessed (the "409A Payment"). If Lee appeals the assessment and is successful, he shall promptly repay the 409A Payment, less any taxes paid as a result of the 409A Payment, to the Employers.

        Section 11.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, but in proving this Agreement, it shall not be necessary to produce more than one of such counterparts.

        Section 12.    Section Headings Construction.    The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to

"Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

        Section 13.    Notices.    All notices, consents, waivers, and other communications under this Agreement shall be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by electronic media (with a copy sent by nationally recognized overnight delivery service) or (c) when sent by nationally recognized overnight delivery service, in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

Lee:	30455 Timber Lane Bay Village, Ohio 44140 Email: baylees@oh.rr.com
with a copy to:	John Wirtshafter, Esq. McDonald Hopkins LLC 600 Superior Avenue E., Suite 2100 Cleveland, OH 44114
Company:	TravelCenters of America LLC 24601 Center Ridge Road, Suite 200 Westlake, OH 44147 Attention: President Email: tobrien@reitmr.com
with a copy to:	Jennifer B. Clark, Esq. Reit Management & Research 400 Centre Street Newton, MA 02458 Email: jclark@reitmr.com

        Notice to the Company will constitute notice to the Employers.

        Section 14.    Arbitration.    Notwithstanding Section 9, if requested in writing by either Lee or the Company, any claim or controversy arising out of or relating to the interpretation, construction and performance of this Agreement, or any alleged breach hereof, shall be finally resolved by arbitration conducted in accordance with such rules as may be agreed upon by the parties within thirty (30) days following written notice by either party to the other identifying the issue in dispute and the position of the party giving notice, or failing to achieve such agreement, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Any award rendered in connection with the foregoing arbitration shall be in writing and shall be final and binding upon the parties, and judgment upon any such award may be entered and enforced in any court of competent jurisdiction in accordance with the Federal Arbitration Act. The forum for such arbitration shall be in Cleveland, Ohio and the governing law shall be the laws of the State of Ohio without giving effect to conflict of laws provisions. Notwithstanding any provision in this Section 14 to the contrary, the Company shall have the right and power to seek and obtain equitable relief in accordance with Section 6.

        Section 15.    Entire Agreement.    This Agreement constitutes the entire agreement between Company and Lee with respect to the subject matter and supersedes all prior written and oral agreements and understandings between Company and Lee with respect thereto. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

        EXECUTED under seal as of the date first above written.

TravelCenters of America LLC
By:	/s/ THOMAS M. O'BRIEN Thomas M. O'Brien, President and Chief Executive Officer
TravelCenters of America Holding Company LLC
By:	/s/ THOMAS M. O'BRIEN Thomas M. O'Brien, President and Chief Executive Officer
TA Operating LLC
By:	/s/ THOMAS M. O'BRIEN Thomas M. O'Brien, President and Chief Executive Officer
/s/ STEVEN C. LEE Steven C. Lee

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  Exhibit 10.16